UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE PHOENIX COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 21, 2008

Dear Fellow Shareholder:

We are very pleased to inform you that Phoenix and Oliver Press Partners, LLC have reached an agreement to settle the proxy contest leading up to our Annual Meeting of Shareholders on May 2, 2008. Under the agreement, promptly following the Annual Meeting, Augustus Oliver, a principal of Oliver Press, and another new, independent director, Arthur Weinbach, Chairman of the Board of Broadridge Financial Solutions, Inc., will be appointed to the Phoenix Board of Directors. The size of our Board will be increased from 13 to 15 directors.

We believe this agreement is in the best interests of our company, our shareholders and our policyholders, because it enables us to focus all our energies and attention on continuing to move the company forward to realize its significant potential.

As a condition of the agreement, Oliver Press has ended its efforts to elect a slate of three nominees to the Phoenix Board and will vote its shares in support of the company’s slate of nominees. Votes for the Oliver Press nominees that were previously submitted on the white proxy cards will not be counted.

Your vote for directors at this year’s Annual Meeting of Shareholders remains very important. If you have not yet voted or voted the white proxy card, we encourage you to vote the enclosed blue proxy card.

If you have any questions regarding voting, you may call our proxy solicitor, Morrow & Co., toll free at (800) 414-4313.

Thank you for your continued support, as well as your patience and understanding during this period.

On behalf of the Board of Directors,

Dona D. Young	Peter C. Browning
Chairman, President and	Lead Director and Chair,
Chief Executive Officer	Executive Committee

One American Row
P.O. Box 5056	860 403 5000 Phone
Hartford, CT 06102-5056	www.phoenixwm.com

Sign, date and return the blue proxy card today.

Important!

1.	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed blue proxy card. You may also vote via the Internet or by telephone by following the voting instructions on the blue proxy card.

2.	Please vote each blue proxy card you receive, since each account must be voted separately. Only your latest dated proxy counts.

3.	In order to ensure your vote is counted, you must vote the blue proxy card. The white proxy cards sent by Oliver Press will not be counted.

If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO. at (800) 414-4313.

IMPORTANT INFORMATION REGARDING THE SOLICITATION AND

PARTICIPANTS THEREIN

In connection with our 2008 Annual Meeting, we have filed a definitive proxy statement, blue proxy card and other materials with the U.S. Securities and Exchange Commission. The Phoenix Companies, Inc. and its directors and executive officers are deemed to be participants in the solicitation of proxies from its shareholders in connection with our upcoming annual meeting and the notice we received from one of our shareholders. Information regarding the special interests of the directors and executive officers in the proposals that are the subject of the meeting is included in the proxy statement that we have filed. Our shareholders are strongly advised to read the proxy statement filed in connection with the annual meeting carefully before making any voting or investment decision, as it contains important information. Shareholders are able to obtain this proxy statement, any amendments or supplements to the proxy statement, along with the annual, quarterly and special reports we file, for free at the Web site maintained by the Securities and Exchange Commission at www.sec.gov or at our Web site at www.phoenixwm.com, in the Investor Relations section. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Morrow & Co., LLC, toll-free at (800) 414-4313. Banks and Brokers may call collect at (203) 658-9400.